Registration No. 333-266623

Filed Pursuant to Rule 433

Supplementing the Preliminary

Prospectus Supplement

Dated August 7, 2024

(To Prospectus Dated August 8, 2022)

The Sherwin-Williams Company

Pricing Term Sheet

$400,000,000 4.550% Senior Notes due 2028 (the “2028 Notes”)

$450,000,000 4.800% Senior Notes due 2031 (the “2031 Notes”)

Issuer:	The Sherwin-Williams Company

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB+

Pricing Date:	August 7, 2024

Settlement Date**:	August 9, 2024 (T+2)

Maturity Date:	2028 Notes: March 1, 2028 2031 Notes: September 1, 2031

Principal Amount:	2028 Notes: $400,000,000 2031 Notes: $450,000,000

Benchmark Treasury:	2028 Notes: UST 4.375% due July 15, 2027 2031 Notes: UST 4.125% due July 31, 2031

Benchmark Treasury Price / Yield:	2028 Notes: 101-16 3⁄4 / 3.820% 2031 Notes: 101-27+ / 3.819%

Spread to Benchmark Treasury:	2028 Notes: +73 bps 2031 Notes: +103 bps

Yield to Maturity:	2028 Notes: 4.550% 2031 Notes: 4.849%

Coupon:	2028 Notes: 4.550% 2031 Notes: 4.800%

Public Offering Price:	2028 Notes: 99.997% of the principal amount 2031 Notes: 99.706% of the principal amount

Par Call Date:	2028 Notes: February 1, 2028 (the date that is one month prior to the maturity date of the 2028 Notes)
2031 Notes: July 1, 2031 (the date that is two months prior to the maturity date of the 2031 Notes)

Optional Redemption:

Make Whole Call: Prior to the applicable Par Call Date, we may redeem the applicable series of Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus (x) in the case of the 2028 Notes, 15 basis points, or (y) in the case of the 2031 Notes, 20 basis points, in each case less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes of such series to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

Par Call: On or after the applicable Par Call Date, we may redeem the applicable series of Notes, at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

Interest Payment Dates:	2028 Notes: March 1 and September 1, commencing March 1, 2025 2031 Notes: March 1 and September 1, commencing March 1, 2025

CUSIP:	2028 Notes: 824348 BS4 2031 Notes: 824348 BT2

ISIN:	2028 Notes: US824348BS43 2031 Notes: US824348BT26

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Citigroup Global Markets Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC BofA Securities, Inc. J.P. Morgan Securities LLC

Co-Managers:

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Truist Securities, Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Goldman Sachs & Co. LLC

ANZ Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The closing will occur on August 9, 2024, which will be more than one U.S. business day after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, generally requires that securities trades in the secondary market settle in one business day, unless the parties to a trade expressly agree otherwise.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus can be obtained by contacting Citigroup Global Markets Inc. at 1-800-831-9146, U.S. Bancorp Investments, Inc. at 1-877-558-2607 or Wells Fargo Securities, LLC at 1-800-645-3751.